SCHEDULE 14A

(RULE 14A)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LIGHTPATH TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LightPath Technologies, Inc.

Annual Meeting of Stockholders

November 1, 2007

Notice and Proxy Statement

October 1, 2007

Dear LightPath Stockholder:

I am pleased to invite you to the Annual Meeting of the stockholders of LightPath Technologies, Inc. The meeting will be held on Thursday, November 1, 2007 at 10:00 a.m. (local time - EDT) at Renaissance Orlando Airport Hotel. The address is 5445 Forbes Place, Orlando, FL 32812.

At the meeting, you and the other stockholders will be asked to (i) elect directors and (ii) approve an amendment to increase the shares available in the Company’s Amended and Restated Omnibus Incentive Plan to allow us to continue to offer equity incentives to attract and retain individuals with skills necessary for our success. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions.

The enclosed Notice and Proxy Statement contain details concerning the foregoing items and any other business to be conducted at the Annual Meeting. Other detailed information about LightPath and its operations, including its audited financial statements, are included in our Annual Report on Form 10-K, a copy of which is enclosed. We urge you to read and consider these documents carefully.

We hope you can join us at the meeting. Whether or not you expect to attend, please read the enclosed Proxy Statement, mark your votes on the enclosed proxy card, sign and date it, and return it to us in the enclosed postage-paid envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Robert Ripp
Chairman of the Board

Corporate Headquarters

2603 Challenger Tech Court, Suite 100 * Orlando, Florida USA 32826 * 407-382-4003

LIGHTPATH TECHNOLOGIES, INC.

2603 Challenger Tech Court, Suite 100

Orlando, Florida USA 32826

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, November 1, 2007

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of LightPath Technologies, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, November 1, 2007 at 10:00 a.m. (local time - EDT) at Renaissance Orlando Airport Hotel. The address is 5445 Forbes Place, Orlando, FL 32812 for the following purposes:

1.	To elect one director (Class I director) to the Company’s Board of Directors;

2.	To approve an amendment to the Company’s Amended and Restated Omnibus Incentive Plan (“Plan”) to add 800,000 shares to the Plan; and

3.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is September 17, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

J. James Gaynor
Interim Chief Executive Officer
Orlando, Florida
October 1, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, if a broker holds your shares of record, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held November 1, 2007

LIGHTPATH TECHNOLOGIES, INC.

2603 Challenger Tech Court, Suite 100

Orlando, Florida USA 32826

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of LightPath Technologies, Inc., a Delaware corporation (the “Company”), for the use at the Annual Meeting of Stockholders to be held Thursday, November 1, 2007 at 11:00 a.m., or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m. (local time - EDT) at the Renaissance Orlando Airport Hotel. The address is 5445 Forbes Place, Orlando, FL 32812.

References in this proxy statement to “LightPath”, “we”, “us”, “our”, or the “Company” refers to LightPath Technologies, Inc.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of LightPath Technologies, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on Thursday, November 1, 2007 at 10:00 a.m. (local time - EDT) at the Renaissance Orlando Airport Hotel. The address is 5445 Forbes Place, Orlando, FL 32812. You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about October 1, 2007 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on September 17, 2007 will be entitled to vote at the Annual Meeting. On this record date, there were 5,328,481 shares (including all restricted stock awards at such date) of Class A common stock (our only class of common stock) outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on September 17, 2007, your shares were registered directly in your name with our transfer agent, Registrar & Transfer, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted. Even if you fill out and return your proxy, you may still vote in person if you are able to attend the meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 17, 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

The only matters scheduled for a vote are as follows:

1.	The election of one director (Class I director) to our Board of Directors; and

2.	The approval of an amendment to our Amended and Restated Omnibus Plan.

A vote may also be held on any other business as may properly come before the Annual Meeting or any postponement or adjournment thereof, although there is no other business anticipated to come before the Annual Meeting.

How do I vote?

With regard to the election of directors, you may vote “For” the nominee listed or you may vote “Against” the nominee. For all other matters, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•    To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•    To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LightPath. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 17, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” all proposals outlined in this Proxy. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

LightPath will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What is “householding”?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means convenience for security holders and cost savings for companies.

A number of brokers with account holders who are LightPath stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and also notify us by sending your written request to Investor Relations, LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826 or by calling Investor Relations at 407-382-4003, ext. 314. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should also contact their broker and notify us in writing or by telephone.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•    You may submit another properly completed proxy card with a later date.

•    You may send a written notice that you are revoking your proxy to LightPath’s Secretary at 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826.

•    You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For”, “Against” and “Withhold Authority” votes, abstentions and broker non-votes. A broker “non-vote” occurs when a nominee/broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee/broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

How many votes are needed to approve the proposals?

With regard to Proposal No. 1 (election of directors), the nominee receiving a plurality of the votes cast at the meeting will be elected as director of the Company. A properly executed proxy marked “Withhold Authority” with respect to the election of the director will not be voted with respect to the director indicated, although it will be counted for purposes of determining whether there is a quorum.

To be approved, Proposal No. 2 (approval of amendment to Amended and Restated Omnibus Incentive Plan) must receive “For” votes from holders of a majority of the shares represented and voted at the meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Not voting on these proposals, including broker non-votes, has no effect on the outcome.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of Class A common stock entitled to vote is represented by votes at the meeting or by proxy. On the record date, there were 5,328,481 outstanding shares (including all restricted stock awards at such date) entitled to vote. Thus 2,664,242 must be represented by votes at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. LightPath will subsequently either include the final voting results in its quarterly report on Form 10-Q or issue a general press release after the meeting indicating whether the stockholders have approved the proposals or not.

When are stockholder proposals for the 2008 Annual Meeting due?

Stockholders interested in presenting a proposal to be considered for inclusion in next year’s proxy statement and form of proxy may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the Company’s By-laws. To be considered for inclusion, stockholder proposals must be submitted in writing to the Corporate Secretary, LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826 before June 3, 2008, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement, and must be in compliance with all applicable laws and regulations.

If a stockholder wishes to present a proposal at the 2008 Annual Meeting, but the proposal is not intended to be included in the Company’s proxy statement relating to the meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the By-laws (the “By-law Deadline”). Under the Company’s By-laws, in order for a proposal to be timely, it must be received by the Company no later than 60 days, nor earlier than 90 days, prior to the annual meeting date. If a stockholder gives notice of such a proposal after the By-law Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

Furthermore, Rule 14a-4 under the Securities Exchange Act also establishes a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2008 Annual Meeting is August 17, 2008

(45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2008 Annual Meeting. A properly submitted proposal received after the Discretionary Vote Deadline but before the By-law Deadline would be eligible to be presented at the annual meeting, however, the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

How do I get a copy of the exhibits filed with the Company’s Form 10-K?

A copy of the Company’s Annual Report for 2007, which contains the Company’s Form 10-K for the fiscal year ended June 30, 2007, and consolidated financial statements, has been delivered to you with this proxy statement. We will provide to any stockholder as of the Record Date, who so specifically requests in writing, a copy of the exhibits filed with the Company’s Form 10-K. Requests for such copies should be directed to Investor Relations at 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826. In addition, copies of all exhibits filed electronically by the Company may be reviewed and printed from the Securities and Exchange Commission (“SEC”) website at http://www.sec.gov under the EDGAR archives section.

Where can I get information regarding how to send communications to the Board of Directors and the Company’s policy regarding Board member’s attendance at annual meetings?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors and has adopted a policy regarding Board member’s attendance at annual meetings. Information regarding these matters is contained on our website at http://www.lightpath.com under “Investor Relations,” “FAQs,” questions number 9 and 10.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

LightPath’s Board of Directors is divided into three classes, denoted as Class I, Class III and Class III, serving staggered three-year terms with one class elected each year at the annual meeting. The current Board of Directors consists of:

Class I (term expiring in 2007)	Class II (term expiring in 2009)	Class III (term expiring in 2008)
Robert Ripp Robert Bruggeworth	Sohail Khan Dr. Steven Brueck	Louis Leeburg Gary Silverman

At the 2007 annual meeting of stockholders, one director (Class I director) is to be elected to serve a three-year term or until his successor has been duly elected and qualified. Mr. Robert Bruggeworth, a current Class I director, has recently announced his intention not to run for re-election.

Pursuant to the Company’s Certificate of Incorporation and By-laws, the current Board of Directors or the stockholders may nominate persons for election to the Board of Directors. In accordance with such governing documents and upon the recommendation of the Board of Directors, Robert Ripp, who is a current member of the Board of Directors, has been nominated by the Board of Directors to serve as a Class I director to serve a three-year term or until his successor has been duly elected and qualified. The Board of Directors has determined not to nominate anyone to serve in the place of Mr. Bruggeworth and to reduce the membership of the Board of Directors to five (5) upon the expiration of Mr. Bruggeworth’s term.

The individual named as proxy will vote the enclosed proxy “FOR” the election of Mr. Ripp unless you direct them to withhold your votes. If Mr. Ripp becomes unable or unwilling to serve as a director before the Annual Meeting, an event which is not presently anticipated, discretionary authority may be exercised by the person named as proxy to vote for substitute nominees proposed by the Board of Directors, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”

THE ELECTION OF THE NOMINEE

Below are the names and ages of the directors, the years they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominee for Election to a Three-Year Term (Class I Directors)

Robert Ripp, 66 Director (Chairman of the Board)	Mr. Ripp has served as Chairman of LightPath since November 1999. During portions of fiscal year 2002 he also served as the Company’s Interim President and Chief Executive Officer. Mr. Ripp was Chairman and CEO of AMP Incorporated from August 1998 until April 1999, when AMP was sold to TYCO International Ltd. Mr. Ripp held various executive positions at AMP from 1994 to August 1999. Mr. Ripp previously spent 29 years with IBM of Armonk, NY. He held positions in all aspects of operations within IBM culminating in the last four years as Vice President and Treasurer and he retired from IBM in 1993. Mr. Ripp graduated from Iona College and received a Masters of Business Administration degree from New York University. Mr. Ripp is currently on the board of directors of Ace, Ltd., and PPG Industries, all of which are listed on the New York Stock Exchange. Mr. Ripp also serves on the Company’s Compensation and Finance Committees.

Class II Directors Continuing in Office Until the 2009 Annual Meeting

Sohail Khan, 53 Director	Mr. Khan has served as a Director of LightPath since February 2005. Mr. Khan serves on the board of directors for Gainspan Corporation and Sandbridge Corporation, and is currently President and Chief Executive Officer of SiGe Semiconductor. Prior to SiGe, Mr. Khan was Entrepreneur in Residence and Operating Partner of Bessemer Venture Partners, a venture capital group focused on technology investments. From 1996 to the 2006 he held various executive positions with Agere Systems/Lucent Technologies ending as Executive Vice President and Chief Strategy & Development Officer of Agere Systems. Mr. Khan has also held various management positions at NEC Electronics, Intel and the National Engineering Services of Pakistan. Mr. Khan is currently on the board of directors of Sandbridge Technologies, a private venture funded company. Mr. Khan received a Bachelor of Science in Electrical Engineering from the University of Engineering and Technology in Pakistan. Additionally, he received a Masters of Business Administration from the University of California at Berkeley.

Dr. Steven Brueck, 63 Director	Dr. Brueck has served as a Director of LightPath since July 2001. He is the Director of the Center for High Technology Materials (CHTM) and Professor of Electrical and Computer Engineering and Professor of Physics at the University of New Mexico in Albuquerque, New Mexico, which he joined in 1985. He is a graduate of Columbia University with a Bachelor of Science degree in Electrical Engineering and a graduate of the Massachusetts Institute of Technology where he received his Masters of Science degree in Electrical Engineering and Doctorate of Science degree in Electrical Engineering. Dr. Brueck is a fellow of the OSA, the IEEE and the AAAS. Dr. Brueck serves on the Company’s Audit Committee and is Chairman of the Company’s Technical Advisory Board.

Class III Directors Continuing in Office Until the 2008 Annual Meeting

Louis Leeburg, 54 Director	Mr. Leeburg has served as a Director of LightPath since May 1996. Mr. Leeburg is currently a self-employed business consultant. From 1988 until 1993 he was the Vice President for Finance of The Fetzer Institute, Inc. From 1980 to 1988 he was in financial positions with different organizations with an emphasis in investment management. Mr. Leeburg was an audit manager for Price Waterhouse & Co. until 1980. Mr. Leeburg is currently on the board of directors of BioValve Inc., a private venture capital backed companies. Mr. Leeburg received a Bachelor of Science degree in Accounting from Arizona State University. He is a member of Financial Foundation Officers Group and the treasurer and trustee for the John E. Fetzer Memorial Trust Fund and The Institute for Noetic Sciences. Mr. Leeburg also serves on the Company’s Audit and Finance Committees.

Gary Silverman, 68 Director	Mr. Silverman has served as a Director of LightPath since September 2001. Mr. Silverman is currently the managing partner of GWS Partners, established in 1995 to conduct searches for senior-level executives and board of director candidates for a broad cross section of publicly held corporations. From 1983 to 1995 he worked for Korn/Ferry International as an executive recruiter and held the position of Managing Director. He spent fourteen years with Booz, Allen & Hamilton, and his last position was Vice President and Senior Client officer and he was responsible for generation of new business, the management of client assignments and the development of professional staff. Mr. Silverman is a graduate of the University of Illinois with both a Bachelor of Science degree and Masters of Science degree in Finance. Mr. Silverman also serves on the Company’s Compensation Committee and Audit Committee.

Executive Officers Who Do Not Serve as Directors

J. James Gaynor, 56 Interim Chief Executive Officer	Mr. Gaynor was appointed interim Chief Executive Officer on September 18, 2007. Previously he was the Company’s Corporate Vice President Operations since July 2006. Mr. Gaynor is a mechanical engineer with over 25 years business and manufacturing experience in volume component manufacturing in electronics and optics industries. Prior to joining LightPath, from August 2002 to July 2006, Mr. Gaynor was Director of Operations and Manufacturing for Puradyn Filter Technologies. Previous to that, he was Vice President of Operations and General Manager for JDS Uniphase Corporation’s Transmission Systems Division. He has also held executive positions with Spectrum Control, Rockwell International and Corning Glass Works. His experience includes various engineering, manufacturing and management positions in specialty glass, electronics, telecommunications components and mechanical assembly operations. His global business experience encompasses strategic planning, budgets, capital investment, employee development, cost reduction, acquisitions and business start-up and turnaround success. Mr. Gaynor holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and has worked in manufacturing industries since 1976.

Dorothy Cipolla, 51 Corporate Vice President, Chief Financial Officer, Secretary and Treasurer	Ms. Cipolla, 50, has been the Company’s Chief Financial Officer, Secretary and Treasurer since February 2006. Ms. Cipolla was Chief Financial Officer and Secretary of LaserSight Technologies, Inc., from March 2004 to February 2006. Prior to joining LaserSight, she served in various financial management positions. From 1994 to 1999, she was Chief Financial Officer and Treasurer of Network Six, Inc., a NASDAQ-listed professional services firm. From 1999 to 2002, Ms. Cipolla was Vice President of Finance with Goliath Networks, Inc., a privately held network consulting company. From 2002 to 2003, Ms. Cipolla was Department Controller of Alliant Energy Corporation, a regulated utility. She received a Bachelors of Science degree in Accounting from Northeastern University and is a Certified Public Accountant in Massachusetts.

James Magos, 56 Corporate Vice President of Sales and Marketing	Mr. Magos has been the Company’s Corporate Vice President of Sales and Marketing since July 2006. Prior to that he was the Company’s Senior Vice President of Sales since August 2003.From January 1999 to August 2003, Mr. Magos was Vice President and Chief Operating Officer for Cardinal Components Inc., a crystal manufacturer. Prior to joining Cardinal Components Inc., he served as Vice President of Sales & Marketing for IQ Systems, Inc., Star Semiconductor, Logic Device Corporation, Harris Semiconductors (Intersil), RCA and General Electric. Mr. Magos earned his Bachelor of Science degree in Business Management from Long Island University and extensive management training during his tenure with GE, RCA and Harris.

Zhouling (Joe) Wu, 43 Corporate Vice President and President of China Operations	Dr. Zhouling (Joe) Wu has been the Company’s Corporate Vice President and President of China Operations since July 2006. Prior to that he was Vice President since August 2005. From January 2003 until joining LightPath, Dr. Wu was self-employed as a consultant for various companies. Prior his consulting work, Dr. Wu was the General Manager for Oplink Shanghai and was the assistant to the CEO working for Oplink Communications beginning in 2000. From 1997 till 2000 Dr. Wu was an optical scientist at Lawrence Livermore National Labs and holds a PhD in optics from the Shanghai Institute of Optics and Fine Mechanics, an undergraduate degree from Tsinghua University in Beijing and executive MBA Olin School of Business, Washington University. Dr. Wu has published 120 technical papers, one patent, and received numerous achievement awards and honors.

Meetings of the Board of Directors and its Committees

The Board of Directors has an Audit Committee, a Compensation Committee, a Finance Committee and a Technical Advisory Committee. The Board of Directors does not have a standing nominating committee. The entire Board of Directors held 7 meetings, including telephonic meetings, during fiscal year 2007. All of the directors attended 88% or more of the meetings of the Board of Directors and the meetings held by committees of the Board on which they served. All of the then elected directors attended the 2006 Annual Meeting of Stockholders on October 27, 2006.

Audit Committee. The Audit Committee, which consists of Dr. Steven Brueck, Louis Leeburg (Chairman) and Gary Silverman, met five times during fiscal year 2007, which meetings included discussions with management and the Company’s independent auditors to discuss the interim and annual financial statements and the annual report of the Company, and the effectiveness of the Company’s financial and accounting functions and organization. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.lightpath.com. The Audit Committee’s responsibilities include, among others, direct responsibility for the engagement and termination of the Company’s independent accountants, and overseeing the work of the accountants and determining the compensation for their engagement(s). The Board of Directors has determined that the Audit Committee is comprised entirely of independent members as defined under applicable listing standards set out by the SEC, the National Association of Securities Dealers (NASD) and the Nasdaq Capital Market. The Board of Directors has also determined that at least one member of the Audit Committee, Mr. Leeburg, is an “audit committee financial expert” as defined by SEC rules. Mr. Leeburg’s business experience that qualifies him to be determined an “audit committee financial expert” is described above.

Compensation Committee. The Compensation Committee, which consists of Sohail Khan, Robert Ripp and Gary Silverman (Chairman), met three times during fiscal year 2007. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of certain executive officers of the Company, including the Chief Executive Officer, and also administers the Amended and Restated Omnibus Plan, pursuant to which incentive awards, including stock options, are granted to directors, officers and key employees of the Company. The Compensation Committee does not have a charter.

The Compensation Committee makes all compensation decisions for its executive officers and approves recommendations regarding equity awards to all executive officers of the Company. However, the Compensation Committee does rely on the annual reviews made by the Chief Executive Officer with respect to the performance of each of its other executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers.

The Company’s compensation policy is designed to attract and retain qualified key executives critical to the Company’s achievement of reaching profitability and positive cash flow, and subsequently, its growth and long-term success. It is the objective of the

Compensation Committee to have a portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of two elements: (i) base salary, which reflects individual performance and expertise, and (ii) variable current bonus awards payable in cash or stock-based incentive awards and tied to the achievement of certain performance goals that the Compensation Committee establishes from time to time for the Company. Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive officer compensation to motivate executive officers to achieve the business goals set by the Company and reward the executive officers for achieving such goals.

Finance Committee. The Finance Committee, which consisted of Robert Bruggeworth, (Chairman), Louis Leeburg and Robert Ripp, met three times during fiscal year 2007. Mr. Bruggeworth has decided not to seek an additional term when his term expires on October 31, 2007. Upon the expiration of Mr. Bruggeworth’s term, the Finance Committee will not have a chairman. The Finance Committee reviews and provides guidance to the Board of Directors and management with respect to the Company’s significant financial policies. The full Board of Directors performed these functions in fiscal year 2007 especially with regard to matters having to do with the Company’s financing transactions concluded in July 2007.

Technical Advisory Committee. In fiscal year 2002, the Board of Directors authorized the creation of a Technical Advisory Committee, which committee periodically reviews the Company’s products and technologies. Dr. Steven Brueck serves as chairman of the Technical Advisory Committee, which did not meet in fiscal years 2007, 2006 and 2005. No other Board members serve on the Technical Advisory Committee.

All current committee members, other than Mr. Bruggeworth, are expected to be nominated for re-election to the same committees at a Board of Directors meeting to be held immediately following the Annual Meeting.

Nominations Process and Criteria

The Board of Directors has not considered it necessary to form a committee of the Board of Directors specifically for governance or nomination matters due to the modest scope of the Company. When a governance or nominating matter is brought to the Board of Directors for consideration, the full Board of Directors will meet to review the matter and take the appropriate action by the full Board of Directors or a subset of independent directors thereof. The Board of Directors has determined that each current director meets the independence criteria for members of a nominating committee as set forth in the applicable rules of the Nasdaq Capital Market and the SEC.

Additionally, the Board of Directors believes it is not necessary to adopt criteria for the selection of directors. The Board of Directors believes that the desirable background of a new individual member of the Board of Directors may change over time and that a thoughtful, thorough process for the selection is more important than adopting criteria for directors. The Board of Directors is fully open to utilizing whatever methodology is efficient in identifying new, qualified directors when needed, including using industry contacts of the Company’s directors or professional search firms.

Any shareholder wishing to propose that a person be nominated for or appointed to the Board of Directors may submit such a proposal, according to the procedure described in the shareholder proposal section on page 5 of the question and answers, to:

Corporate Secretary

LightPath Technologies, Inc.

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

Such correspondence will be timely forwarded to the Chairman of the Audit Committee for review and consideration in accordance with the criteria described above.

Director Independence

In accordance with Nasdaq Capital Market and SEC rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the Nasdaq Capital Market listing standards. Based on these standards, the Board has determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:

Robert Ripp	Steven Brueck
Robert Bruggeworth	Gary Silverman
Louis Leeburg	Sohail Khan

The Board of Directors approved a Code of Business Conduct and Ethics on May 3, 2004. The Code applies to the Chief Executive Officer, senior financial officers and the Board of Directors. A copy of the Code is posted on the Company’s website at www.lightpath.com.

Related Transactions

Since July 1, 2006, the Company has not entered into any transaction, nor is there any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any executive officer, any director, any nominee for director or any family member of the foregoing had or will have a direct or indirect material interest. Before the Company would consider entering into any transaction in which any executive officer, director, nominee or any family member of the foregoing would have any direct or indirect interest, regardless of the amount involved, the terms of such transaction would have to be presented to the full Board of Directors (other than any interested director) for approval.

Appointment of Independent Auditors

On December 12, 2006, the Board of Directors approved the dismissal of its independent registered public accounting firm KPMG LLP (“KPMG”). KPMG has audited the Company’s financial statements since its appointment in fiscal year 1997 through fiscal year 2006. KPMG was the principal accountant of the registrant’s financial statements for the fiscal years ended June 30, 2006 and 2005. KPMG’s report on the financial statements for the fiscal years ended June 30, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they modified or qualified as to uncertainty, audit scope or accounting principles.

In connection with the audits for the fiscal years ended June 30, 2006 and 2005 and through December 12, 2006, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

As previously reported and as discussed under Item 9A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, management identified the following material weaknesses in the Company’s internal control over financial reporting: financial reporting issues concerning supervision of the accounting staff and footnote disclosures for stock based compensation, revenue recognition, inventory and accrued liabilities. Significant deficiencies also were reported in internal controls surrounding the Company’s policies and procedures related to payroll processing and fixed assets.

During the year ended June 30, 2007, management made some progress in remediating certain aspects of the deficiencies reported, specifically by adopting policies and procedures related to payroll processing and fixed assets of accrued liabilities. However, other aspects of the deficiencies reported in inventory and accrued liabilities are still in the remediation process and have remained as a material weakness. Except for the matters described above, there are no reportable events under Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Regulation S-K”) that occurred during the fiscal years ended June 30, 2006 and 2005 and through December 12, 2006. An authorized officer of the Company has discussed the material weaknesses described above with KPMG, and the Company has authorized KPMG to respond fully to the inquiries of Cross, Fernandez & Riley, LLP (“CFR”) concerning the subject matter of the material weaknesses described above.

On December 12, 2006, the Board of Directors appointed CFR, an independent member of the BDO Seidman Alliance network of firms, as the new independent registered public accounting firm to audit the Company’s financial statements. There were no discussions between the Company and CFR regarding the application of accounting principles to specific completed or contemplated transactions, or the type of audit opinion that might be rendered on the Company’s financial statements. Furthermore, no written or oral advice was provided by CFR that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue. The Company has not consulted with CFR regarding any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions to this item) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Representatives of CFR are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following table presents fees paid or to be paid for professional audit services rendered by KPMG and CFR for the audit of the Company’s annual financial statements during the years ended June 30, 2007 and 2006, and fees billed for other services rendered by KPMG:

	Fiscal 2007	Fiscal 2006
KPMG Audit Fees (1)	$21,000	$261,000
CFR Audit Fees (1)	103,000	—
KPMG Audit-Related Fees (2)	—	8,000
Tax Fees	—	—
All Other Fees	—	—

Total All Fees	$124,000	$269,000

(1)	Audit Fees consisted of fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports.
(2)	Audit-Related Fees consisted principally of a review of registration statements and the issuance of accountants’ consent thereto.

The Audit Committee has adopted policies and procedures to oversee the external audit process including engagement letters, estimated fees and solely pre-approving all permitted non-audit work performed by KPMG or CFR. The Audit Committee has pre-approved all fees for work performed.

The Audit Committee has considered whether the services provided by KPMG or CFR as disclosed above in the captions “Audit-Related Fee” and “All Other Fees” and has concluded that such services are compatible with the independence of KPMG or CFR as the Company’s principal accountant.

For the fiscal years 2007 and 2006, the Audit Committee pre-approved all services described above in the captions “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees”.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, reviewing and discussing the Company’s audited financial statements with management, discussing with the Company’s independent auditors information relating to the auditors’ judgments about the quality of the Company’s accounting principles, recommending to the Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors’ services and activities. At the recommendation of the Audit Committee, the Board of Directors first approved a charter for the Audit Committee on November 14, 2000, which was subsequently revised and approved by the Board on May 10, 2004.

Review Of Audited Financial Statements

The Audit Committee has reviewed the Company’s financial statements for the fiscal year ended June 30, 2007, as audited by Cross, Fernandez and Riley, LLP, the Company’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Cross, Fernandez and Riley, LLP the matters required to be discussed by Statements of Auditing Standards 61 and 90, as may be modified or supplemented. Furthermore, the Audit Committee has received the written disclosures and the letter from Cross, Fernandez and Riley, LLP required by the Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with Cross, Fernandez and Riley, LLP its independence.

Generally, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, or in determining auditor independence. However, the Board of Directors has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of NASDAQ and the SEC, and that at least one member of the Audit Committee, Mr. Leeburg, is an “audit committee financial expert” as defined by SEC rules. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management. Accordingly, the Audit Committee’s oversight does not currently provide an independent basis to determine that management has maintained procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Recommendation

Based upon the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2007, be included in the Company’s Annual Report on Form 10-K for such fiscal year.

Audit Committee:
Louis Leeburg, Chairman
Dr. Steven Brueck
Gary Silverman

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 24 2007, the number and percentage of outstanding shares of the Company’s Class A common stock, owned by: (i) each director (which includes all nominees) at such date, (ii) each of the officers named in the Summary Compensation Table below, (iii) directors and executive officers of the Company as a group at such date, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Class A common stock of the Company at such date.

All percentages are based on 5,328,481 shares outstanding (or deemed outstanding) at such date as explained below. The number of shares beneficially owned by each director or executive officer is determined under SEC rules, and the information is not necessarily indicative of the beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of September 24, 2007, through the exercise of any stock option or other right to purchase, such as a warrant. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed may include, in addition to shares owned directly, shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest. The table that follows is based upon information supplied by the executive officer, directors and principal stockholders and a Schedule 13G filed with the SEC.

Name and Position (1)	Common Stock Class A (2)	Warrants	Options Currently Exercisable Or within 60 days	Total Stock and Stock Based Holdings	Percent Owned (%)
Robert Ripp, Director (3)	174,563	120,156	4,066	298,785	5.61
Gary Silverman, Director	40,762	—	4,066	44,828	*
Louis Leeburg, Director	37,883	—	4,066	41,949	*
Sohail Khan, Director	32,900	—	4,066	36,966	*
Robert Bruggeworth, Director	34,075	—	4,066	38,141	*
Dr. Steve Brueck, Director	33,450	—	4,066	37,516	*
J. James Gaynor, Interim CEO	—	—	5,000	5,000	*
Dorothy Cipolla, CVP, CFO, Secreatary & Treasurer	—	—	5,000	5,000	*
Zhouling (“Joe”) Wu, CVP & President of China Operations	7,067	—	20,000	27,067	*
James Magos, CVP – Sales & Marketing	19,400	—	2,000	21,400	*
Edward Patton, Former VP – Marketing	8,343	—	—	8,343	*
Kenneth Brizel, Former CEO, President & Director	74,779	—	—	74,779	1.40
All directors and executive officers currently holding office as a group (12 persons)	463,222	120,156	56,396	564,995	10.60
Carl E. Berg	726,214	—	—	726,214	13.63

*	Less than one percent

Notes:

1 - Except as otherwise noted, each of the parties listed above has sole voting and investment power over the securities listed. The address for all directors, officers and other persons above is “in care of” LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, FL 32826. The address for Mr. Berg as filed on a Form 4 filed March 22, 2007 is 10050 Bandley Drive, Cupertino, CA, 94014.

2 - Includes restricted stock outstanding at September 24, 2007 which has been issued under the Company’s Amended & Restated Omnibus Incentive Plan. Restricted Stock, as presented in this proxy statement, is subject to time-based vesting conditions wherein the grantee does not have free and unfettered ownership, without a substantial risk of forfeiture, unless and until the vesting conditions have been met. Therefore, these shares are still subject to such vesting conditions and the certificates have not been issued.

3 - Does not include 7,812 shares of Class A common stock and warrants to purchase 15,000 shares of Class A common stock which are owned by trusts for Mr. Ripp’s adult children and for which he disclaims beneficial ownership. Warrants owned by the trusts for his children are fully exercisable at a price of $48.00 per share. With respect to Mr. Ripp’s warrants, 20,156 are exercisable at $48.00 per share and 100,000 are exercisable at $3.20 per share.

Information with regard to Restricted Stock Awards held by Officers at September 24, 2007

The Company’s restricted stock grants have been made under the terms of its Amended & Restated Omnibus Incentive Plan (the “Plan”). Upon the making of a grant, the receiving employee (or director) has legal title to the stock for the purposes of voting the shares and receiving dividends on the shares, if any. The grants provide for a time-based “vesting” period during which the employee bears a substantial risk of “forfeiture” should he not remain employed by or associated with the Company. This risk of forfeiture allows the holder to electively choose to file a timely “83b election” with the IRS and pay income and employment taxes on the value of the grant at the time of the making of the grant. Should the employee not make a timely 83b election, he shall be taxed upon the then current value of the shares at the time the shares in the grant vest. Upon vesting of the stock in a grant, the employee no longer risks losing the shares should he subsequently leave the employ of the Company. However, should the individual remain an executive officer or other Section 16 insider after the vesting event, such individual continues to have restrictions imposed with regard to the sale or other disposition of the shares by both the Company and by various “insider trading” rules imposed upon Section 16 insiders of public companies.

Name	Shares of Restricted Stock Held at September 24, 2007 (1)	Restricted Stock Held ($ value at September 24, 2007) (2)	Schedule of Lapse of Restrictions
			Fiscal Year 2008	Fiscal Year 2009
James Magos	5,000	$18,750	2,500	2,500
Zhouling (“Joe”) Wu	5,000	$18,750	2,500	2,500

Notes:

(1) Restricted Stock Held is stock for which the vesting conditions have not yet been met as of September 24, 2007 pursuant to the agreements under which they are granted by the Compensation Committee of the Board of Directors.

(2) Valued at the September 24, 2007 closing price of the Company’s Class A common stock on the Nasdaq Stock Market ($3.75 per share) without discount for lack of marketability.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s Class A common stock to file reports of ownership and changes in ownership with the SEC and furnish copies of such reports to the Company. The SEC has also designated specific due dates for such reports and the Company must identify in this proxy statement those persons who did not properly file such reports when due. To the best of the Company’s knowledge, all required filings in fiscal year 2007 were properly made in a timely fashion. In making the above statements, the Company has relied solely on its review of copies of the reports furnished to the Company and written representations from certain reporting persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Company’s Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the executive leadership team is fair, reasonable and competitive.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 26, are referred to as the “executive officers”.

Compensation Philosophy and Objectives

The Company’s compensation policy is designed to attract and retain qualified key executive officers critical to the Company’s achievement of reaching profitability and positive cash flow, and subsequently, its growth and long-term success. It is the objective of the Compensation Committee to have a portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of two elements: (i) base salary, which reflects individual performance and expertise and (ii) variable current bonus awards payable in cash or stock awards, which is tied to the achievement of certain performance goals that the Compensation Committee establishes from time to time for the Company.

In certain periods, the compensation of executive officers is also affected by internal conditions of the Company and the external market position of the Company. A more detailed description of the factors that the Board considers in establishing the components of base salary and incentive compensation for executive officer’s compensation packages is included below.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the executive officers and approves recommendations regarding equity awards to all executive officers of the Company. The Chief Executive Officer annually reviews the performance of each of the executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based executive officer’s compensation to motivate executives to achieve the business goals set by the Company and reward the executive officers for achieving such goals. In making compensation decisions, the Compensation Committee compares each element of total compensation against other manufacturing companies located in Central Florida and its competitors.

The Company competes with many larger companies for top executive-level talent. The Compensation Committee generally sets the compensation for executive officers based on their experience level and market factors. These objectives recognize the Committee’s expectation that, over the long term, LightPath will continue to generate stockholder returns in excess of the average of its competition.

A percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

2007 Executive Compensation Components

For the fiscal year ended June 30, 2007, the principal components of compensation for executive officers were:

•	Base salary;

•	Variable bonus awards;

•	Perquisites and other personal benefits.

Base Salary

The level of base salary of executive officers is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is set each year to take into account the individual’s performance and to maintain a competitive salary structure.

During its review of base salaries for executive officers, the Compensation Committee primarily considers:

•	Market data;

•	Internal review of the executive officer’s compensation, both individually and relative to other executive officers; and

•	Individual performance of the executive officer.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of members of the executive leadership are based on the Committee’s assessment of the individual’s performance.

Variable Bonus Awards

The management incentive plans give the Compensation Committee the latitude to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by directors and key employees, encourage the growth of stockholder value and allow key employees to participate in the long-term growth and profitability of the Company. The Company currently has approximately 93 employees (including the executive officers) and non-employee directors who are eligible to receive awards under this programs

The Compensation Committee may grant participants restricted shares of the Company’s Common Stock or stock options under the Omnibus Amended and Restated Incentive Plan. In granting these awards, the Compensation Committee may establish any conditions or restrictions it deems appropriate. In addition, the Chief Executive Officer has discretionary authority to grant restricted shares or stock options under the Omnibus Amended and Restated Incentive Plan to certain high-performing employees or newly hired employees up to 5,000 shares per award. Awards of restricted stock or stock options vest between immediate and four years after the date of the grant. All awards of restricted stock or stock options subject to Section 16(b) of the Securities Act of 1933 require the approval of the Compensation Committee.

Options are awarded at the closing price of the Company’s common stock on the date of the grant, as determined by NASDAQ. The Compensation Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

The majority of the options granted by the Compensation Committee vest at a rate of 25% per year over the first four years of the ten-year option term. Vesting and exercise rights cease ninety days after termination of employment, except in the case of death (subject to a one year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

All awards of stock options under the aforementioned programs are made at or above the market price at the time of the award. Annual awards of stock options to executive officers are made at the Compensation Committee’s regularly scheduled meeting in October. Newly hired or promoted employees, other than executive officers, receive their award of stock options on the day of their hire, promotion or review. Grants of stock options to newly hired executive officers who are eligible to receive them are made on their hire date.

In September 2003, the Company announced its annual incentive bonus plan. The plan provides guidelines for the calculation of annual incentive based compensation, subject to Compensation Committee oversight and modification. At its October meeting each year, the Compensation Committee considers whether an annual bonus plan should be established for the succeeding year and, if so, approves the group of employees eligible to participate in the plan for that year. The plan includes various incentive levels based on the participant’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary. These targets range up to 50% of base salary for the Company’s employees. The plan is divided into four levels: level 1 is for the Chief Executive Officer, level 2 is for the vice presidents, level 3 is for managers and level 4 is for all other employees. The plan award is based upon achievement of corporate financial objectives relating to revenue, gross margins and cash flow, with each component accounting for 20%, 30% and 50%, respectively, of the total corporate financial objective portion of the plan award.

In October of each year, the Compensation Committee sets minimum, target and maximum levels for each component of the corporate financial objective portion of the plan. Payment of awards under the plan are based upon the achievement of such objectives for the current year. Participants in the plan receive:

•	no payment for the corporate financial objective portion of the plan award unless the Company achieves the minimum performance level (as computed for the total corporate financial objective portion);

•

a payment of less than 100% of the target award opportunity for the corporate financial objective portion of the plan award if the Company achieves or exceeds the minimum performance level but does not achieve the target performance level;

•

a payment of at least 100% but less than 133% of the target award opportunity for the corporate financial objective portion of the plan award if the Company achieves or exceeds the target performance level but does not attain the maximum performance level.

Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company for each corporate financial objective of the plan comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective and an overall percentage amount for the corporate financial objectives is calculated. For fiscal 2007, the Compensation Committee did not set any targets. The Compensation Committee plans to evaluate the actual financial results for fiscal 2007 and determine if any awards should be made. The Committee also has the discretion to award restricted stock or stock options to deserving employees whom may have not met the corporate targets but have contributed to the success of the Company.

The payout percentage over the past two years has been zero. Stock options awarded to named executive officers, not including the Chief Executive Officer, against fiscal year 2005 goal achievement aggregated a total of 12,856 shares. The options were granted on August 5, 2005 with an exercise price of $2.80 per share and a three-year vesting period.

Restricted stock units aware to executive officers against the 2006 goal achievement aggregated a total of 10,000 shares. The restricted stock units were awarded on August 3, 2006 at a value of $3.79 per share.

Generally, the Compensation Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

The executive officers are provided similar benefits as all employees including health and dental insurance, short term disability, long term disability and matching 401k monies.

Attributed costs of the personal benefits described above for the executive officers for the fiscal year ended June 30, 2007, are included in column (i) of the “Summary Compensation Table” on page 26.

The Company has entered into Change of Control Severance Agreements with certain key employees, including the executive officers. The Change of Control Severance Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the executive officers is provided under the heading “Payments Made Upon a Change of Control” on page 37.

Tax and Accounting Implications

Deductibility of Executive Compensation.

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be substantially below $1 million, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Compensation Committee’s policy to qualify, to the extent reasonable and practicable, its executive officers’ compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

Accounting for Stock-Based Compensation

Beginning on July 1, 2005, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Interlocks and Insider Participation

In September 2003, Robert Ripp, the Company’s Chairman and member of the Company’s Compensation Committee, provided an unsecured line of credit to the Company to enable it to borrow up to $300,000 on or before September 30, 2004. Any outstanding balances and accrued interest were to be fully due and payable on September 30, 2004. The interest rate was 5% per annum on any funded balances outstanding. No funds were borrowed under this line of credit and it was not renewed upon its expiration. In connection with this line of credit, Mr. Ripp was issued a warrant to purchase 100,000 shares of Common Stock, which is exercisable until September 30, 2013. The exercise price to acquire the shares underlying the warrant is $3.20 per share.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Robert Ripp
Gary Silverman
Sohail Khan

Summary Compensation Table

The following table sets forth certain compensation awarded to, earned by or paid to (i) the Chief Executive Officer and Chief Financial Officer, (ii) the three of the other most highly compensated executive officers of the Company serving as executive officers at the end of fiscal year 2007, and (iii) up to three additional individuals for whom disclosure would have been provided pursuant to clauses (i) and (ii) above but for the fact that the individual was not serving as an executive officer of the Company as of the end of fiscal year 2007, for services rendered in executive officer capacities to the Company during fiscal years 2007, 2006 and 2005.

Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) **	Options Awards ($)**	All Other Compensation ($) *	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
J. James Gaynor	2007	122,500	—	—	148,050	28,514	299,064
Interim Chief Executive Officer (1)	2006	—	—	—	—	—	—
	2005	—	—	—	—	—	—
James Magos Corporate Vice President of Sales and Marketing (2)	2007	201,886	—	18,950	96,000	18,571	335,407
	2006	180,310	—	—	18,759	30,108	229,177
	2005	151,290	20,750	—	17,680	72,953	262,673
Dorothy M. Cipolla (3) Corporate Vice President, Chief Financial Officer, Treasurer & Secretary	2007	146,117	—	—	96,000	12,842	254,959
	2006	45,577	—	—	67,950	—	113,527
	2005	—	—	—	—	—	—
Zhouling (“Joe”) Wu President - China Operations (4)	2007	136,385	10,000	18,950	96,000	13,138	274,473
	2006	100,962	10,000	—	36,150	19,380	166,492
	2005	—	—	—	—	—	—
Kenneth Brizel, Former Chief Executive Officer and President (5)	2007	266,200	—	—	192,000	14,067	472,267
	2006	275,000	—	—	—	12,666	287,666
	2005	262,484	5,000	—	—	204,541	472,025
Edward Patton Former Vice President of Marketing (6)	2007	134,890	—	—	48,000	12,808	195,698
	2006	114,400	—	—	18,759	14,278	147,437
	2005	115,500	6,750	22,100	17,680	5,234	167,264

Notes:

*	Other Annual Compensation, as defined by SEC rules except under the applicable de minimis rule for all periods presented. The de minimis rule does not require reporting of perquisites and other compensation that totals less than $10,000. The nature of these compensatory items include the Company’s matching of elective employee 401(k) deferrals, the Company’s contribution toward the premium cost for employee and dependent medical, dental, life and disability income insurances, and in the case of Mr. Magos, a taxable automobile allowance.
**	For valuation assumptions on restricted stock and stock option awards refer to note 9 of the Company’s 10-K for fiscal 2007.
(1)	The Company employed Mr. Gaynor July 24, 2006 as Vice President of Operations. Accordingly, the compensation figures indicated for 2007 do not represent a full year’s compensation. Other amounts in 2007 include $15,026 for relocation expenses.

(2)	Mr. Magos’ salary included commissions of $41,466, $35,310 and $37,500, for 2007, 2006 and 2005 respectively. Mr. Magos’ All Other Compensation represents the taxable value of restricted stock upon vesting of $14,278 and $35,453 in 2006 and 2005, respectively, taxable payments that reflect performance against goals for long-term sales contracts and current sales bookings.
(3)	The Company employed Ms. Cipolla in February 2006 in the stated capacity. Accordingly, the compensation figures indicated for 2006 do not represent a full year’s compensation.
(4)	The Company employed Dr. Wu in September 2005 in the stated capacity. Accordingly, the compensation figures indicated for 2006 do not represent a full year’s compensation.
(5)	Mr. Brizel’s All Other Compensation includes the taxable value of restricted stock upon vesting of $167,094 in 2005. Other amounts in 2005 are relocation-related. Mr. Brizel resigned from the Company on September 18, 2007.
(6)	Mr. Patton’s All Other Compensation for 2005 and 2004 is the taxable value of restricted stock upon vesting. Mr. Patton left the Company May 15, 2007. Compensation for 2007 includes $10,487 of severance and $9,938 of vacation payout.

Grants of Plan-Based Awards

The following table provides the specified information concerning grants of plan-based awards to the executive officers named in the Summary Compensation Table. Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company for each corporate financial objective of the annual incentive plan comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective and an overall percentage amount for the corporate financial objectives is calculated. The Compensation Committee also has the discretion to award restricted stock or stock options to deserving employees whom may have not meet the corporate targets but have contributed to the success of the Company.

	Grant Date	All Other Stock awards: Number of shares of stock or units (#)	All Other option awards: Number of securities underlying options (#)	Exercise or Base Price of option arards ($)	Grant date fair value of stock and option awards ($)
Name
(a)	(b)	(i)	(j)	(k)	(l)
Kenneth Brizel	10/27/06	—	40,000	4.80	4.80
Dorothy Cipolla	10/27/06	—	20,000	4.80	4.80
James Magos	8/3/06	5,000	—	—	3.79
	10/27/06	—	20,000	4.80	4.80
Zhouling (“Joe”) Wu	8/3/06	5,000	—	—	3.79
	10/27/06	—	20,000	4.80	4.80
J. James Gaynor	7/24/06	—	15,000	3.47	3.47
	10/27/06	—	20,000	4.80	4.80

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table and the Grants of Plan-Based Awards Table. The following narrative disclosure is separated into sections, with a separate section for each of our executive officers.

Kenneth Brizel

Cash Compensation (Base Salaries and Bonuses). Mr. Brizel was awarded total cash compensation for his services to the Company in 2007 in the amount of $266,200. This represents his annual base salary for 2007. The base salary paid to Mr. Brizel for 2007 constituted approximately 56% of the total compensation paid to Mr. Brizel as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. The Compensation Committee did not award Mr. Brizel any compensation for achieving fiscal 2006 goals but did award a discretionary bonus of 40,000 stock options at its October meeting. On October 27, 2006, Mr. Brizel was granted an option to purchase 40,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on October 27, 2010. Based on the vesting schedule of the options, the Company expects to recognize compensation expense of approximately $48,000 in each of 2008, 2009 and 2010 and $16,000 in 2011 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.”

All Other Compensation. Mr. Brizel was eligible to participate in COBRA health insurance, or in any other benefits generally available to the Company’s executive officers. He received other compensation of $14,067 for payments made for matching 401k contributions and insurance payments for health insurance, dental insurance, life insurance, short term disability and long term disability premiums.

Employment Agreement. We entered into an employment agreement and change of control agreement with Mr. Brizel effective as of February 14, 2007. The employment agreement was amended on September 18, 2007. The employment agreement stipulated that Mr. Brizel would serve in the capacity of President and Chief Executive Officer of the Company. The Agreement will continue indefinitely until terminated in writing by the Company or Mr. Brizel, which termination may be made with or without cause. Mr. Brizel was entitled to $286,000 per year as base salary, which could have been changed by the Board on an annual basis based on an evaluation of Mr. Brizel’s performance. He was also eligible to receive an annual cash bonus in an amount determined by the Board of Director but not to exceed 50% of his then-current base salary. No bonus was paid toward fiscal 2007 or 2006 goal achievement. Mr. Brizel was entitled to participate in all other compensation and benefit plans made available by the Company. The employment agreement also included covenants effective during the course of employment and upon the termination of the agreement, providing for compliance in regards to confidentiality of information; assignment of proprietary information, non-solicitation of Company employees, clients, suppliers, vendors, consultants and independent contractors; and non-competition. The non-solicitation and non-competition covenants shall remain effective for one year following termination of employment.

Mr. Brizel’s employment with the Company terminated effective September 18, 2007. His employment agreement was amended to reflect that his employment was terminated other than for “cause” and he is eligible to receive $286,000 of severance payments over the next twelve months.

Change of Control. On February 13, 2007, the Company and Mr. Brizel entered into a Change of Control Agreement, which provided that, in the event of a change of control of the Company and Mr. Brizel’s employment with the Company or its successor terminated by reason of a termination without cause or a termination for good reason within one month prior to and no more than thirteen months following the effective date of such change of control, Mr. Brizel would have been entitled to certain rights, which include the following: (i) all of his stock and stock options in the Company or its successor would vest and become fully exercisable; and (ii) he would have been entitled to a lump sum payment in the amount of one and half times his then-current base salary, which would have been in lieu of any severance payments under his employment agreement.

James Magos

Cash Compensation (Base Salaries and Bonuses). Mr. Magos was awarded total cash compensation for his services to the Company in 2007 in the amount of $201,886. This represents his annual base salary of $160,420 and commissions of $41,466 for 2007. The base salary paid to Mr. Magos for 2007 constituted approximately 48% of the total compensation paid to Mr. Magos as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. The Compensation Committee awarded Mr. Magos a discretionary bonus of 5,000 restricted stock shares in August 2006 for achievements in fiscal 2005. The Compensation Committee did not award Mr. Magos any compensation for achieving fiscal 2006 goals but did award a discretionary bonus of 20,000 stock options at its October meeting. On August 3, 2006, Mr. Magos was granted restricted stock of 5,000 shares which vests one-half of the shares on each of the first and second anniversaries of the grant date. Based on the vesting schedule of the options, the Company expects to recognize compensation expense of approximately $9,173 in 2008, and $764 in 2009 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.” On October 27, 2006, Mr. Magos was granted an option to purchase 20,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on October 27, 2010. Based on the vesting schedule of the options, the Company expects to recognize compensation expense of approximately $24,000 in each of 2008, 2009 and 2010 and $8,000 in 2011 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.”

All Other Compensation. Mr. Magos is eligible to participate in COBRA health insurance, or in any other benefits generally available to the Company’s executive officers. He received other compensation of $18,571 for payments made for matching 401k contributions, an auto allowance and insurance payments for health insurance, dental insurance, life insurance, short term disability and long term disability premiums.

Change of Control Agreement. Mr. Magos is eligible to receive three months compensation in the event of a change of control.

Dorothy Cipolla

Cash Compensation (Base Salaries and Bonuses). Ms. Cipolla was awarded total cash compensation for her services to the Company in 2007 in the amount of $146,117. This represents her annual base salary for 2007. The base salary paid to Ms. Cipolla for 2007 constituted approximately 57% of the total compensation paid to Ms. Cipolla as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. The Compensation Committee did not award Ms. Cipolla any compensation for achieving fiscal 2006 goals but did award a discretionary bonus of 20,000 stock options at its October meeting. On October 27, 2006, Ms. Cipolla was granted an option to purchase 20,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on October 27, 2010. Based on the vesting schedule of the options, the Company expects to recognize compensation expense of approximately $24,000 in each of 2008, 2009 and 2010 and $8,000 in 2011 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.”

All Other Compensation. Ms. Cipolla is eligible to participate in COBRA health insurance, or in any other benefits generally available to the Company’s executive officers. She received other compensation of $12,842 for payments made for matching 401k contributions and insurance payments for health insurance, dental insurance, life insurance, short term disability and long term disability premiums.

Change of Control Agreement. Ms. Cipolla is eligible to receive three months compensation in the event of a change of control.

Zhouling (“Joe”) Wu

Cash Compensation (Base Salaries and Bonuses). Mr. Wu was awarded total cash compensation for his services to the Company in 2007 in the amount of $136,385. This represents his annual base salary for 2007. The base salary paid to Mr. Wu for 2007 constituted approximately 50% of the total compensation paid to Mr. Wu as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. The Compensation Committee awarded Mr. Wu a discretionary bonus of 5,000 restricted stock shares in August 2006 for achievements in fiscal 2005. The Compensation Committee did not award Mr. Wu any compensation for achieving fiscal 2006 goals but did award a discretionary bonus of 20,000 stock options at its October meeting. On August 3, 2006, Mr. Wu was granted restricted stock of 5,000 shares which vests one-half of the shares on each of the first and second anniversaries of the grant date. Based on the vesting schedule of the options, the Company expects to recognize compensation expense of approximately $9,173 in 2008, and $764 in 2009 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.” On October 27, 2006, Mr. Wu was granted an option to purchase 20,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on October 27, 2010. Based on the vesting schedule of the options, the Company expects to recognize compensation expense of approximately $24,000 in each of 2008, 2009 and 2010 and $8,000 in 2011 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.”

All Other Compensation. Mr. Wu is eligible to participate in COBRA health insurance, or in any other benefits generally available to the Company’s executive officers. He received other compensation of $13,138 for payments made for matching 401k contributions and insurance payments for health insurance, dental insurance, life insurance, short term disability and long term disability premiums.

Change of Control Agreement. Mr. Wu is eligible to receive three months compensation in the event of a change of control.

J. James Gaynor

Cash Compensation (Base Salaries and Bonuses). Mr. Gaynor was awarded total cash compensation for his services to us in 2007 in the amount of $122,500. This represents his annual base salary for 2007. The base salary paid to Mr. Gaynor for 2007 constituted approximately 41% of the total compensation paid to Mr. Gaynor as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. The Compensation Committee did not award Mr. Gaynor any compensation for achieving fiscal 2006 goals but did award a discretionary bonus of 20,000 stock options at its October meeting. On July 24, 2006, Mr. Gaynor was granted an option to purchase 15,000 shares which vests on July 24, 2008. Based on the vesting schedule of the options, we expect to recognize compensation expense of approximately $8,672 in 2008, and $723 in 2009 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.” On October 27, 2006, Mr. Gaynor was granted an option to purchase 20,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on October 27, 2010. Based on the vesting schedule of the options, we expect to recognize compensation expense of approximately $24,000 in each of 2008, 2009 and 2010 and $8,000 in 2011 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.”

All Other Compensation. Mr. Gaynor is eligible to participate in COBRA health insurance, or in any other benefits generally available to our executive officers. He received other compensation of $28,514 for payments made for relocations, matching 401k contributions and insurance payments for health insurance, dental insurance, life insurance, short term disability and long term disability premiums.

Change of Control Agreement. Mr. Gaynor is eligible to receive three months compensation in the event of a change of control.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
(a)	(b)	(c)	(e)		(f)	(g)	(h)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Vesting Schedule	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
James Magos	2,000	2,000	$4.42	25%/yr for 4 yrs	10/20/2014	2,500	$12,325
	—	3,214	$2.80	3 year cliff	8/5/2013	—	—
	—	2,000	$4.88	2 year cliff	1/27/2016	—	—
	—	20,000	$4.80	25%/.yr for 4 yrs	10/27/2016	—	—
Kenneth Brizel	—	40,000	$4.80	25%/yr for 4 yrs	10/27/2016	—	—
Dorothy Cipolla	—	15,000	$4.53	2 year cliff	2/28/2016	—	—
	—	20,000	$4.80	25%/yr for 4 yrs	10/27/2016	—	—
Zhouling (“Joe”) Wu	—	20,000	$4.80	25%/yr for 4 yrs	10/27/2016	2,500	$12,325
	—	15,000	$2.41	2 yr cliff	11/10/2015	—	—
J. James Gaynor	—	15,000	$3.47	2 year cliff	7/24/2016	—	—
	—	20,000	$4.80	25%/yr for 4 yrs	10/27/2016	—	—

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	$ Value Realized ($)	Number of Shares Acquired Upon vesting (#)	Value Realized on vesting ($)
(a)	(b)	(c)	(d)	(e)
James Magos	—	—	—	—
Edward Patton	—	—	—	—
Kenneth Brizel	—	—	12,500	46,875
Dorothy Cipolla	—	—	—	—
Joe Wu	—	—	—	—
James Gaynor	—	—	—	—

Potential Payments upon Termination or Change-in-Control

The following table provides change of control payments due to the executive officers named in the Summary Compensation Table. These payments would be due to the executive officers in the event of a change of control.

Change of Control Payments (1)
James Magos	$39,875
Dorothy Cipolla	$37,500
Zhouling (“Joe”) Wu	$35,000
J. James Gaynor	$35,000

(1)	A change of control is defined as any of the following transactions occurring:

•	the dissolution or liquidation of the Company,

•

the stockholders of the Company approve an agreement providing for a sale, lease or other disposition of all or substantially all of the assets of the Company and the transactions contemplated by such agreement are consummated,

•	a merger or a consolidation in which the Company is not the surviving entity,

•	any person acquires the beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, and

•

the individuals who, prior to the transaction, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board, except that if the election of or nomination for election by the Stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be deemed for purposes of this subsection to be a member of the Incumbent Board.

Notwithstanding the foregoing, a public offering (including the initial or any subsequent public offering) of the common stock of the Company shall not be considered a Change of Control.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors.

Cash Compensation Paid to Board Members

For fiscal year 2005 and beyond, all non-employee members of the Board of Directors will receive a retainer of $2,000 per month, paid quarterly. There will be no meeting attendance fees paid unless, by action of the Board of Directors, such fees are deemed advisable due to a special project or other effort requiring extra-normal commitment of time and effort. Additionally, the following fees will be paid to the Chairman of the Board and Committee Chairmen on a quarterly basis for their responsibilities overseeing their respective functions:

Chairman of the Board	$15,000
Audit Committee Chairman	$2,000
Compensation Committee Chairman	$1,000
Finance Committee Chairman	$1,000
Technical Advisory Board Chairman	$500

Directors who are employees of the Company receive no compensation for their service as directors.

Stock Option/Restricted Stock Program

Each non-employee director is eligible to receive equity incentives under the Company’s Amended and Restated Omnibus Plan, including stock options and restricted stock awards or units.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended June 30, 2007.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(g)
Robert Ripp	$80,850	$20,243	$3,674	$104,767
Sohail Khan	$23,185	$29,422	$3,674	$56,281
Steve Brueck	$25,025	$20,243	$3,674	$48,942
Robert Bruggeworth	$26,950	$24,591	$3,674	$55,215
Lou Leeburg	$30,800	$20,243	$3,674	$54,717
Gary Silverman	$26,950	$20,243	$3,674	$50,867

(1)	Kenneth Brizel, the Company’s President and Chief Executive Officer of the end of fiscal year 2007, is not included in this table as he was an employee of the Company and thus received no compensation for his services as Director. The compensation received by Mr. Brizel as an employee of the Company is shown in the Summary Compensation Table on page 27. Effective September 18, 2007, Mr. Brizel resigned as President, CEO and a director of the Company.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2007.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. As of June 30, 2007, each Director has 6,100 option shares outstanding.

All directors are eligible to receive equity incentives under the Company’s Amended and Restated Omnibus Incentive Plan, including stock options, restricted stock awards or units. In fiscal year 2007, the following directors received grants under the Company’s Amended and Restated Omnibus Incentive Plan:

Restricted Stock Units

Name of Director	Number of Units Granted	Grant Date	Fair Value Price Per Share
Dr. Steve Brueck	10,000	10/27/2006	$4.80
Robert Bruggeworth	10,000	10/27/2006	$4.80
Sohail Khan	10,000	10/27/2006	$4.80
Louis Leeburg	10,000	10/27/2006	$4.80
Robert Ripp	10,000	10/27/2006	$4.80
Gary Silverman	10,000	10/27/2006	$4.80

	60,000

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED

OMNIBUS INCENTIVE PLAN

You are being asked to approve an amendment to the Company’s Amended and Restated Omnibus Incentive Plan (the “Omnibus Plan”) to add 800,000 shares to the Plan. Currently only 82,110 shares are available for such use and this amendment would bring the total available for future grant to 882,110 shares. We are seeking this amendment in order to provide adequate shares to attract and retain qualified individuals. Technically, the amendment provides for an increase in the number of shares of Class A common stock reserved for issuance under the Omnibus Plan as currently in effect from 915,625 of which all but 82,110 have been granted since 1992, to 1,715,625 shares.

Reasons for the Proposal

The Omnibus Plan was approved by the Company’s stockholders at the Company’s Annual Meeting on October 15, 2002. At that time, the Omnibus Plan combined two previously outstanding incentive plans and provided that the maximum number of shares of Class A common stock which could be issued pursuant to the Omnibus Plan, subject to certain adjustments, was 3,725,000 shares. In March 2003, the Company effected a 1-for-8 reverse stock split which reduced the maximum number of shares issuable under the Omnibus Plan to 465,625.

On an aggregated basis, the Omnibus Plan represents all equity incentive compensation activities of the Company since its incorporation. A summary of that activity, encompassing the approximately 15-year period from the Company’s Delaware incorporation in 1992 to September 17, 2007 is as follows:

	Shares	Shares	“Overhang” percent as of September 24, 2007*
USE OF STOCK IN THE PLAN
Shares granted and issued since 1992		355,885	—
Shares outstanding at September 24, 2007:
Options - exercise prices over $20 per share		23,534	—
Options - exercise prices under $8 per share	235,996
Restricted Stock	218,100	454,096	8.5%

Shares remaining available in Plan at September 24, 2007		82,110	1.5%

Total, September 24, 2007		915,625	—
Proposed additional shares		800,000	15.0%

Pro-forma total, November 1, 2007 Sum of “Overhang”		1,715,625	25.1%

*	“Overhang” is calculated for purposes of this presentation as the number of shares of the type that are issued but subject to continued restriction (Restricted Stock), issuable upon exercise (options with exercise prices under $8 per share) or potentially issuable in the future under either Restricted Stock or option agreements divided by the 5,328,481 shares of Class A common stock outstanding at September 24, 2007. Note that the Company has no stock options outstanding with exercise prices greater than $20 per share and less than $8 per share, accounting for the gap in the exercise price range shown in the table.

The additional 800,000 shares to be reserved for use under the Omnibus Plan under this proposal is currently expected to be adequate for grants and awards for approximately four (4) years based on a projection of likely compensatory use for both directors’ compensation (approximately 360,000 shares) and employee and executive officer compensation (approximately 480,000 shares). At such usage rate, the annual actual or prospective shares that might be granted during that period would approximate 3.9% of outstanding shares. It should be noted that not all shares granted actually become issued shares of the Company’s Class A common stock.

The Board believes that, to attract and retain officers, directors and employees of the highest caliber, provide increased incentive for such persons to strive to attain the Company’s long-term goal of increasing stockholder value, and to continue to promote the well being of the Company, it is in the best interests of the Company and its stockholders to provide officers, directors and employees of the Company, through the granting of equity incentive awards, the opportunity to participate in the appreciation in value, if any, of the Company’s Class A common stock. The future success of LightPath will be based on a combination of dedicated and competent management working alongside skilled and experienced electo-optic engineers and production personnel. The Board believes that the additional 800,000 shares to be reserved for use under the Omnibus Plan will help to ensure the Company’s ability to retain and have access to that caliber of personnel.

Description Of The Omnibus Plan And The Proposed Amendment

The following is a summary of the Amended and Restated Omnibus Plan and the proposed amendment. This summary does not purport to be complete, and is qualified in its entirety by reference to the text of proposed amendment, a copy of which was filed with the Definitive proxy statement filed in September 2005.

In General

Under the terms of the Omnibus Plan, employees and officers of the Company and any subsidiary are eligible to receive incentive stock options (“Incentive Options”) within the meaning of Section 422 of the Internal Revenue Code (“Code”), stock appreciation rights and/or performance bonuses of cash or stock. In addition, employees and officers of the Company and any subsidiary, and directors of the Company, are eligible to receive options that do not qualify as Incentive Options (“Nonqualified Options”) and/or restricted stock or unit awards pursuant to the terms of the Omnibus Plan. Generally, no consideration is received by the Company upon the grant of any options or awards; however, the Company will receive consideration upon the exercise of any options. To date, the only forms of awards under the Omnibus Plan have been Incentive Options, Nonqualified Options and restricted stock awards. The Omnibus Plan is administered by the Board or a committee appointed by the Board (the “Omnibus Committee” – which is currently the Compensation Committee). As of September 24, 2007, approximately 87 employees and six directors were eligible to participate in the Omnibus Plan; however, awards may be granted only to such officers, directors and employees of the Company as the Omnibus Committee selects from time to time in its sole discretion.

The Omnibus Plan currently provides that the maximum number of shares of Class A common stock issuable under the plan is 915,625 and as of September 24, 2007, there were only 82,110 shares remaining available for grant to persons participating in the Omnibus Plan. The proposed amendment would increase the number of shares of Class A common stock reserved for issuance under the Omnibus Plan to a total of 1,715,625 shares, thereby providing an aggregate 882,110shares remaining available for grant to persons participating in the Omnibus Plan.

Incentive Options are generally exercisable for a period of up to ten years from the date of grant and the exercise price may not be less than the fair market value of the Common Stock on the date of the grant. The fair market value of a share of Common Stock is $3.75 as of September 24, 2007.

Options (whether Incentive Options or Nonqualified Options) granted under the Omnibus Plan generally may be exercised only while the recipient is employed or retained by the Company or within three months after the date of termination of employment. However, if termination is due to death or permanent disability of the option holder, the option may be exercised within one year of the date of termination. To exercise an award, the option holder’s payment may be made by cash or by any other means approved by the Board of Directors or the Omnibus Committee.

Under the terms of the Omnibus Plan, an option holder has none of the rights of a stockholder with respect to the shares issuable upon the exercise of the option or satisfaction of conditions for the award, until such shares are issued. No adjustment may be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the Omnibus Plan. During the lifetime of the recipient, an award is exercisable only by the option holder. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

Restricted stock may also be awarded under the Omnibus Plan. Under the Omnibus Plan, a restricted stock award or unit is a grant of stock of the Company that is subject to certain restrictions that the Company places on such stock. Typically, the restricted stock is subject to forfeiture by the recipient, which gradually decreases in amount over a certain period of time. Generally any “unvested” shares at the time of termination or resignation of the recipient are forfeited unless modified by the Board of Directors. Other restrictions may be placed on the stock, including, but not limited to, Section 16 and other transfer restrictions subsequent to vesting and after issuance.

Federal Income Tax Consequences

Nonqualified Stock Options. Generally, no income is recognized when a nonqualified stock option is granted to the optionholder. Generally, upon the exercise of a nonqualified stock option, the excess of the fair market value of the shares on the date of exercise over the option price is ordinary income to the optionholder at the time of the exercise. The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain or loss realized upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as capital gain or loss, with the character of the gain or loss (short-term or long-term) depending upon how long the shares were held since exercise.

Incentive Stock Options. Generally, no regular taxable income is recognized upon the exercise of an incentive option. The tax basis of the shares acquired will be the exercise price. In order to receive this favorable treatment, shares acquired pursuant to the exercise of an incentive option may not be disposed of within two years after the date the option was granted, nor within one year after the exercise date (the “Holding Periods”). If the shares are sold before the end of the Holding Periods, the amount of that gain which equals the lesser of the difference between the fair market value on the exercise date and the option price or the difference between the sale price and the option price is taxed as ordinary income and the balance, if any, as short-term or long-term capital gain, depending upon how long the shares were held. If the Holding Periods are met, all gain or loss realized upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as a long-term capital gain or loss.

Restricted Stock. In the case of a restricted stock award, the excess of the fair market value of the underlying shares of the restricted stock award over the amount paid for the restricted stock award will be taxed as ordinary income to the recipient in the first taxable year in which the underlying common shares are no longer subject to vesting or similar types of forfeiture restrictions. Alternatively, with respect to an individual who files a timely election under Section 83(b) of the Internal Revenue Code, such excess will instead be taxed as ordinary income upon the effectiveness of the grant of such restricted stock award notwithstanding any vesting or similar types of forfeiture restrictions. The income realized by the recipient is generally treated as wages and will be subject to withholding taxes even though no cash is paid to the recipient by us. In the case of restricted stock units, the election under Section 83(b) of the Internal Revenue Code is not available and the holder may elect to defer receipt of the stock, and thus taxation thereon, when the vesting occurs. When a holder so elects deferral, the holder must remain at risk that the property (stock) may never be delivered to him due to adverse developments.

The Company Deduction. The Company is entitled to a tax deduction in connection with the exercise of a nonqualified stock option equal to the ordinary income recognized by the optionholder. The Company is also entitled to a tax deduction in connection with the vesting of restricted stock or, earlier in the case of the grantee making an 83(b) election (in both cases, conditioned upon proper reporting and tax withholding and subject to possible deduction limitations).

Holding Periods. Provided the shares sold or exchanged are held for more than twelve (12) months prior to such sale or exchange, the resulting gain or loss will be long-term in character. If the shares are held for less than twelve months prior to their sale or exchange, the resulting gain or loss will be short-term in character. In the case of restricted stock units, the holding period does not begin until the holder elects to receive the stock and be subject to the recognition of income subject to taxation at ordinary income rates.

Other Tax Considerations. This summary is not intended to be a complete explanation of all of the federal income tax consequences of participating in the Omnibus Plan. A participant should consult his or her personal tax advisor to determine the particular tax consequences of the plan, including the application and effect of foreign state and local taxes, and any changes in the tax laws after the date of this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE PROPOSAL

TO AMEND THE OMNIBUS PLAN.

Equity Compensation Plan Information

The following table sets forth as of June 30, 2007, the end of the Company’s most recent fiscal year, information regarding (i) all compensation plans previously approved by the stockholders and (ii) all compensation plans not previously approved by the stockholders:

Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise and grant price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	517,630	$8.21	82,110
Equity compensation plans not approved by security holders (1)	2,500	3.20	N/A

Total	520,130	$8.18	82,110

(1)

The Company issued stock options not in a qualified plan. In 2003, a substantial number of those options were cancelled and replaced with restricted stock award grants under the Amended and Restated Omnibus Incentive Plan.

OTHER BUSINESS

The Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting of stockholders other than that for which notice is provided in this proxy statement and the accompanying notice. In the event any other matters properly come before the Annual Meeting, it is expected that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

2007 ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report for 2007, which contains the Company’s Form 10-K for the fiscal year ended June 30, 2007, and consolidated financial statements, as filed with the Securities and Exchange Commission, have been included in this mailing. Additional copies may be obtained without charge to stockholders upon written request to Investor Relations at 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826. In addition, copies of this document, the Form 10-K and all other documents filed electronically by the Company may be reviewed and printed from the SEC’s website at: http://www.sec.gov.

By Order of the Board of Directors,

J. James Gaynor

Interim Chief Executive Officer
Orlando, Florida
October 1, 2007

PROXY

ANNUAL MEETING OF STOCKHOLDERS

LIGHTPATH TECHNOLOGIES, INC.

November 1, 2007

This Proxy is solicited and proposed by the Board of Directors of LightPath Technologies, Inc.,

which unanimously recommends that you vote in favor of all proposals.

The undersigned hereby appoints Robert Ripp (the “Proxy”), with power of substitution, to vote on the following matters, which may properly come before the Annual Meeting of Stockholders of LightPath Technologies, Inc. to be held on November 1, 2007, or any adjournment or postponement thereof. The Proxy shall cast votes according to the number of shares of common stock of the Company which the undersigned may be entitled to vote with respect to the proposal set forth below, in accordance with the specification indicated, if any, and shall have all the powers which the undersigned would possess if personally present. The undersigned hereby revokes any prior proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said Proxy may lawfully do by virtue hereof and thereof.

(1)	Proposal No. 1: To approve the election of Class I Director: Nominee is Robert Ripp

☐  FOR            ☐    AGAINST

(1)	Proposal No. 2: To approve an amendment to the Amended and Restated Omnibus Incentive Plan to add 800,000 shares to the plan for a total of 1,715,625

☐  FOR            ☐    AGAINST

In his/her discretion, the proxy is authorized to vote on such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

☐	If you plan to attend the Annual Meeting, please check here

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED ‘FOR’ ALL PROPOSALS.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and the Proxy Statement dated October 1, 2007 and a copy of the Company’s Annual Report on Form 10-K.

Date:	__________

Date:	__________

Signatures of Stockholder(s)

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING

THE ENCLOSED POSTAGE PAID ENVELOPE THANK YOU